UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 16, 2005

DUNE ENERGY, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-27897	95-4737507
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3050 Post Oak Blvd., Suite 695, Houston, Texas	77056
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (713) 888-0895

(Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition of Assets.

     On December 16, 2005, Dune Energy, Inc. (“we” or the "Company") completed our initial acquisition of certain producing and non-producing natural gas properties and related property and equipment (the “Tranche 1 Assets”) located in the Barnett Shale play in the North Texas Fort Worth Basin, from Voyager Partners, Ltd. (“Voyager”). Our acquisition of the Tranche 1 Assets was made pursuant to our Amended and Restated Asset Purchase and Sale Agreement with Voyager, dated as of November 4, 2005 (the “Agreement”). Unless otherwise indicated, capitalized terms used herein shall have the meanings set forth in the Agreement, a copy of which was filed as Exhibit 99.1 to our Report on Form 8-K, filed with the Securities and Exchange Commission (“SEC”) on November 7, 2005, and which is incorporated by reference herein.

     The purchase price for the Tranche 1 Assets was $24.6 million, including $2.6 million previously advanced by Dune to Voyager. Thus, at Closing, we delivered $22 million to Voyager. We financed this acquisition by borrowing (i) $2.5 million under our Revolving Credit Facility with Standard Bank Plc (“Standard”), (ii) $10 million as a Term Loan from Standard and (iii) $12 million in subordinated debt from Itera Holdings BV (“Itera”), our parent company. Copies of our Credit Agreement with Standard and our Term Loan Agreement with Itera, were filed as Exhibits 99.1 and 99.2, respectively, to our Report on Form 8-K, filed with the SEC on November 21, 2005, and are incorporated by reference herein.

     The Tranche 1 Assets consist of an undivided interest (ranging between 92% and 95%) in several oil and gas leases covering approximately 950 acres in Denton and Wise counties, Texas, as well as in four (4) producing wells thereon. There are an additional eighteen (18) locations identified for drilling. Net revenue interests on the leases average 76%.

     We intend to file the required financial statements with respect to the Tranche 1 Assets by amendment to this Report, no later than 71 days following the date hereof.

Item 9.01 Exhibits.

Exhibit No.	Description

99.1	Press Release dated December 19, 2005 providing additional information on purchase of the Tranche 1 Assets from Voyager

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

DUNE ENERGY, INC.

DATE:	December 19, 2005	By:	/s/ Alan Gaines

Alan Gaines
Chairman and Chief Executive Officer

Exhibit Index

Exhibit No.	Description

99.1	Press Release dated December 19, 2005 providing additional information on purchase of the Tranche 1 Assets from Voyager